Exhibit 10.21

DATED 9 August 2002

BURFORD (STRATTON) NOMINEE 1 LIMITED

AND

BURFORD (STRATTON) NOMINEE 2 LIMITED

AND

BURFORD (STRATTON) LIMITED

AND

LAZARD & CO., LIMITED

AND

LAZARD LLC

OCCUPATIONAL LEASE

-of-

50 STRATTON STREET

LONDON W1

10.	Landlord’s Costs		16

11.	Repairs, Decoration Etc.		16
	11.1	Repairs	16
	11.2	Damage By The Insured Risks And Uninsured Risks	17
	11.3	Decorations	17
	11.4	External Decorations	17
	11.5	Plant And Machinery	18
	11.6	Cleaning	18
	11.7	Carpeting	18

12.	Yield Up		18
	12.1	Reinstatement Of Premises	18
	12.2	Yielding Up In Good Repair	19

13.	Compliance With Notices		19
	13.1	Tenant To Remedy Breaches Of Covenant	19
	13.2	Failure Of Tenant To Repair	19

14.	Alterations		19
	14.1	Structural Alterations	19
	14.2	Non-Structural Alterations	20
	14.3	Demountable Partitioning	20
	14.4	Covenants By Tenant	20

15.	Signs And Advertisements		20

16.	Use Of Premises		20
	16.1	Permitted Use	20
	16.2	Tenant Not To Leave Premises Unoccupied	20
	16.3	Details Of Keyholders	20

17.	Use Restrictions		20

18.	Landlord’s Regulations		21

19.	Exclusion Of Warranty As To User		21
	19.1	No Warranty By Landlord	21
	19.2	Tenant’s Acknowledgement	21
	19.3	Tenant To Remain Bound	21

20.	General		21
	20.1	Alienation Generally	21
	20.2	Sharing With A Group Company	21
	20.3	Definitions	22

21.	Assignment		22
	21.1	No Assignment Of Part	22
	21.2	Circumstances In Which Consent To Assignment May Be Withheld	23
	21.3	Conditions For Landlord’s Consent	23
	21.4	Assignment Of The Whole	24
	21.5	Guarantor To Be Provided	24

22.	Underletting		24
	22.1	Subletting Unit	24

	22.2	Underletting Of Part	24
	22.3	Underletting Of The Whole	25
	22.4	Underletting Rent	25
	22.5	Direct Covenants From Undertenant	25
	22.6	Contents Of Underlease	26
	22.7	Tenant To Obtain Landlord’s Consent	26
	22.8	Tenant To Enforce Obligations	26
	22.9	Review Of Underlease Rent	26
	22.10	No Variation Of Terms	27
	22.11	No Reduction In Rent	27

23.	Registration Of Dispositions		27

24.	New Guarantor		27

25.	Statutory Requirements		27
	25.1	Tenant To Comply With Statutes	27
	25.2	Tenant To Execute Necessary Works	28
	25.3	Tenant To Refrain From Certain Acts	28

26.	Planning Acts		28
	26.1	Tenant’s Obligation To Comply	28
	26.2	No Application For Planning Permission	28
	26.3	Tenant To Obtain All Permissions	28
	26.4	Tenant To Pay Planning Charges	28
	26.5	No Implementation Of Permission Without Approval	29
	26.6	Tenant To Carry Out Works Before End Of Term	29
	26.7	Plans Etc. To Be Produced	29

27.	Statutory Notices		29
	27.1	Notices Generally	29
	27.2	Party Wall Etc. Act 1996	30

28.	Fire Precautions And Equipment		30
	28.1	Compliance With Requirements	30
	28.2	Fire Fighting Appliances To Be Supplied	30
	28.3	Access To Be Kept Clear	30

29.	Defective Premises		30

30.	Insurance Provisions		31
	30.1	Landlord To Insure	31
	30.2	Full Reinstatement Cost	31
	30.3	Landlord’s Fixtures	32
	30.4	Landlord To Produce Evidence Of Insurance	32
	30.5	Damage To The Building By Insured Risks	32
	30.6	Damage To The Building By The Uninsured Risks	33
	30.7	Damage To The Building By The Uninsured Risks During Last Three Years Of Term	33
	30.8	Reinstatement	35
	30.9	Where Reinstatement Of Damage By Insured Risks Is Prevented	35
	30.10	Payment Of Insurance Money Refused	35
	30.11	Excess	36

	30.12	Suspension Of Rent Payments In The Case Of Damage By Uninsured Risks	36
	30.13	Where Reinstatement Of Damage By Uninsured Risks Is Prevented	36
	30.14	Suspension Of Rent Payments In The Case Of Damage By Insured Risks	37
	30.15	Benefit Of Other Insurances	37
	30.16	Insurance Becoming Void	37
	30.17	Requirements Of Insurers	38
	30.18	Notice And/Or Election By Tenant	38
	30.19	Damage By Insured And Uninsured Risks	38

31.	Default Of Tenant		38
	31.1	Re-Entry	38
	31.2	Events Of Default	39

32.	Quiet Enjoyment		40

33.	Exclusion Of Implied Covenants By Landlord		40

34.	Reletting Notices		40

35.	Disclosure Of Information		40

36.	Indemnity		41

37.	Representations		41

38.	Effect Of Waiver		41

39.	Notices		41
	39.1	Notices To Tenant (Or Any Guarantor)	41
	39.2	Notices To Landlord	41

40.	Governing Law And Submission To Jurisdiction		41
	40.1	Submission To English Courts	41
	40.2	Waiver To Objection To Forum	42
	40.3	Service Of Proceedings	42

41.	New Tenancy		42

42.	Invalidity Of Certain Provisions		42

43.	The Contracts (Rights Of Third Parties) Act 1999		42

44.	Guarantor Covenants		42

45.	Landlord Release Under Landlord And Tenant (Covenants) Act 1995		42

46.	Landlord’s Guarantor		42
	46.1	Guarantee	42
	46.2	Guarantee Not Affected By The Variations	43
	46.3	Release	43

47.	Landlord’s Covenants With The Guarantor		43

48.	Interbuilding Deed		44
	48.1	Tenant To Comply	44
	48.2	Insurance	44

Schedule 1		RIGHTS AND EASEMENTS GRANTED	45

THIS LEASE is made on the 9th day of August 2002

BETWEEN:-

(1)	BURFORD (STRATTON) NOMINEE 1 LIMITED (Company registration number 4220203) and BURFORD (STRATTON) NOMINEE 2 LIMITED (Company registration number 4220220) whose registered offices are at 20 Thayer Street, London W1U 2DD (the “Landlord”);

(2)	BURFORD (STRATTON) LIMITED (Company registration number 03794425) whose registered office is at 20 Thayer Street, London W1U 2DD (the “Landlord Gurantor”);

(3)	LAZARD & CO., LIMITED (Company registration number 162175 whose registered office is at 21 Moorfields London EC2P (the “Tenant”); and

(4)	LAZARD LLC whose registered office is at ___________ PO Box 4649 Greenville Delaware 19807 USA (the “Guarantor”)

NOW THIS DEED WITNESSES as follows:-

SECTION 1

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

In this Lease, unless the context requires otherwise, the following expressions shall have the following meanings:-

1.1	“Additional Rent” means all sums which are recoverable as rent in arrear or stated in this Lease to be due to the Landlord (save for all sums referred to in clause 6);

1.2	“Adjoining Property” means 50 Berkeley Street, London W1 registered under title number NGL535368;

1.3	“Base Rate” means the base rate for the time being of Barclays Bank PLC or some other London clearing bank nominated from time to time by the Landlord acting reasonably or, in the event of base rate being abolished, such other comparable rate of interest as the Landlord shall reasonably specify;

1.4	“Building” means the land situated at 50 Stratton Street, London W1 together with the building erected on it or on part of it as the same is registered (with other land) at H.M. Land Registry under title number NGL777361 and each and every part of the land and building, including:-

(a)	all landlord’s fixtures, fittings, plant, machinery, apparatus and equipment now or after the date of this Lease in or upon the same;

(b)	the entirety of any link bridges or access ways linking the Building to the Adjoining Property; and

(c)	any additions, alterations and improvements and the entirely of the water Feature (as defined in the Interbuilding Deed)

and excluding Tenant’s trade fixtures and fittings.

1.5	“Conduits” means all drains, pipes, gullies, gutters, sewers, ducts, mains, channels, subways, wires, cables, conduits, flues and any other conducting media of whatsoever nature;

1.6	“Decoration Year” means the year ending 24 June 2007 and in every subsequent fifth year after that date;

1.7	“Development” means development as defined in section 55 of the Town and Country Planning Act 1990;

1.8	“External Decoration Year” means the year ending 24 June 2007 and in every subsequent 5th year after that date;

1.9	“Group Company” means any company which is, for the time being (a) a subsidiary of the relevant party or (b) the holding company of that party or (c) another subsidiary of the holding company of that party, in each case within the meaning of section 736 of the Companies Act 1985, as amended by the Companies Act 1989;

1.10	“Guarantor” means the person from time to time guaranteeing the obligations of the Tenant under this Lease and, in the case of an individual, includes his personal representatives but excluding for the avoidance of doubt any person entering into a guarantee pursuant to clause 21.3.1 or 21.3.2;

1.11	“Initial Rent” means the sum of five million three hundred and nine thousand one hundred and seventy-five pounds sterling (£5,309,175) per annum;

1.12	“Insurance Rent” means:-

(a)	a due proportion (to be fairly and properly determined by the Landlord or the Surveyor (on a basis which if so requested by the Tenant is fully disclosed to the Tenant)) of the premium (including any premium paid to Pool Reinsurance Company Limited) which the Landlord pays from time to time for insuring the Building against the Insured Risks pursuant to clause 30.1.1 and the other items referred to in clause 30.1.3; and

(b)	all sums which the Landlord pays from time to time for insuring against the loss of the Principal Rent pursuant to clause 30.1.2; and

(c)	all increases in or additional premiums payable as a result of any Tenant’s requests for inclusions or additional cover in the Landlord’s insurance policy maintained pursuant to clause 30;

1.13

“Insured Risks” means (to the extent that any of the same are insurable in the London insurance market at reasonable cost and on reasonable terms save where the Tenant makes an election in accordance with clause 30.18.2) fire, storm, tempest, flood, earthquake, lightning, landslip, subsidence, heave, explosion, acts of terrorism, impact, aircraft (other than hostile aircraft) and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes, and such other risks as the Landlord or the Tenant may, in their reasonable discretion from time to time, determine subject to such exclusions, excesses, limitations, terms and conditions as may be contained in any policy taken out by the Landlord;

1.14	“Interbuilding Deed” means the interbuilding deed between Burford (Berkeley) Nominee 1 Limited and Burford (Berkeley) Nominee 2 Limited (1) and Burford (Stratton) Nominee 1 Limited and Burford (Stratton) Nominee 2 Limited (2);

1.15	“Landlord” means the person for the time being entitled to the reversion immediately expectant on the determination of the Term;

1.16	“Lazard Group Company” means Lazard LLC and its subsidiary and associated undertakings (as defined respectively in section 258 and para 20(1) of Schedule 4A of Companies Act 1985), together with any subsidiary or associated undertakings of any such undertaking and Caliburn Partnership (Pty) Limited;

1.17	“this Lease” means this Lease and any document which is supplemental to it, whether or not it is expressly stated to be so;

1.18	“Permitted Use” means as offices within paragraph (a) of Class B1 (Business) of the Town and Country Planning (Use Classes) Order 1987 and purposes ancillary to such use including storage, client dining facilities, first aid rooms and all other such uses commensurate with offices in London;

1.19	“Plan/s” means the plan/s or drawing/s annexed to this Lease;

1.20	“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, and the Planning and Compensation Act 1991 and any other town and country planning or related legislation;

1.21	“Premises” means that part of the Building shown edged red on the Plans including:-

(a)	any conduits in, on, under or over and exclusively serving them, except those of any utility company;

(b)	all landlord’s fixtures, fittings, plant, machinery, apparatus and equipment now or after the date of this Lease in or upon the same including any lifts, lift shafts and lift machinery, any boilers and central heating and air conditioning plant, any sprinklers and the water and sanitary apparatus; and

(c)	any additions, alterations and improvements;

but excluding the air space above the height of 2.5 metres above the uppermost part of the Building as erected at the date of this Lease;

1.22	“Prescribed Rate” means three per cent (3%) per annum above the Base Rate;

1.23	“Present Tenant” means (in Schedule 4) the Tenant at the time the covenants on the part of the Guarantor are entered into and (in Schedule 6) the Tenant at the time the covenants on the part of the Present Tenant there referred to are entered into;

1.24	“President” means the President for the time being of the Royal Institution of Chartered Surveyors (or in the event that such Institution ceases to exist such other independent body as the Landlord may reasonably nominate) and includes the duly appointed deputy of the President or any person authorised by the President or by the Institution or nominated body to make appointments on his or its behalf;

1.25	“Principal Rent” means the rent payable under clause 4.1.1;

1.26	“Rent Commencement Date” means 19 July 2003;

1.27	“Rents” means the sums payable by the Tenant under clause 4.1;

1.28	“Review Date” means 24 June 2007, 24 June 2012 and 24 June 2017 and “Relevant Review Date” shall be construed accordingly;

1.29	“Review Specification” means the specification annexed to this Lease and marked “Review Specification”;

1.30	“Surveyor” means any properly qualified person (who shall act as an independent expert) appointed by the Landlord to perform the function of a properly qualified surveyor or accountant for any purpose of this Lease and includes any employee of the Landlord or of a Group Company of the Landlord appointed for that purpose and any person appointed by the Landlord to collect the rents or to manage the Building but does not include the Review Surveyor as defined in clause 5;

1.31	“Tenant” means the party named as ‘Tenant’ in this Lease and includes the Tenant’s successors in title and assigns and, in the case of an individual, his personal representatives;

1.32	“Term” means the term of years specified in clause 3.1 and includes the period of any holding over or any extension or continuation, whether by statute or common law;

1.33	“Term Commencement Date” means 24 June 2002;

1.34	“Uninsured Risks” means any one or more of the events or perils expressly listed in the definition of “Insured Risks” as and when (if at all) during the Term insurance in respect thereof:

(a)	cannot be obtained in the London insurance market or,

(b)	where cover is only available in the London insurance market subject to exclusions limitations terms or conditions which limit the amount claimable so that and to the extent that the Landlord is unable to claim for the Full Reinstatement Cost or

(c)	or where cover is only available only up to a fixed maximum amount (being less than the Full Reinstatement Cost) in relation to any such event or peril, to the extent to which the cover of such event or peril above such maximum amount cannot be obtained in the London insurance market,

(save in either case to the extent that it cannot be obtained in respect of the Premises as a result of any act, neglect or default of the Tenant, any undertenant or occupier or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them).

1.35	“Uninsured Risk Limit” means the sum calculated in accordance with the following formula:

£15,927,525.00 x BCIB
BCIA

Where BCIA = 200.0 being the amount of General Building Cost Index published by the BCIS (or any equivalent official publication substituted for it) (“the Index”) for the month preceding the Term Commencement Date

BCIB = the amount of the Index for the month preceding date of damage by the Uninsured Risks referred to in clause 30

Provided that if there is any change of the reference bases used to compile the Index after the Term Commencement Date the figures shown in the Index after the change shall be those equivalent replacement base figures for each such period or if the Index or any equivalent is no longer published such other base figures from an index or measure of inflation as the Landlord shall (acting reasonably) determine.

If it becomes impossible for any reason whatsoever to calculate the sum under this definition or if any dispute or question whatsoever arises in connection therewith, it shall be determined by an independent third party (acting as expert) appointed by the parties and in default of agreement as to such appointment such expert as shall be nominated by the President.

1.36	“Utilities” means water, soil, steam, air, electricity, radio, television, telegraphic, telephone, telecommunications and other services and supplies of whatsoever nature;

1.37	“Value Added Tax” means value added tax as defined in the Value Added Tax Act 1994 and any tax of a similar nature substituted for, or levied in addition to, such value added tax;

1.38	“Working Day” means any day, other than a Saturday or Sunday, on which clearing banks in the United Kingdom are open to the public for the transaction of business.

2	INTERPRETATION

Unless there is something in the subject or context inconsistent with the same:-

2.1	every covenant by a party comprising more than one person shall be deemed to be made by such party jointly and severally;

2.2	words importing persons shall include firms, companies and corporations and vice versa;

2.3	any covenant by either party not to do any act or thing shall include an obligation not to permit or suffer such act or thing to be done;

2.4	any reference to the right of the Landlord to have access to, or to enter, the Premises shall be construed as extending to all persons authorised by them, including agents, professional advisers, contractors, workmen and others;

2.5	any reference to a statute (whether specifically named or not) shall include any amendment or re-enactment of it for the time being in force, and all instruments, orders, notices, regulations, directions, bye-laws, permissions and plans for the time being made, issued or given under it, or deriving validity from it;

2.6	all agreements and obligations by any party contained in this Lease (whether or not expressed to be covenants) shall be deemed to be, and shall be construed as, covenants by such party;

2.7	the word “assignment” includes equitable assignment and the words “assign” and “assignee” shall be construed accordingly;

2.8	the words “including” and “include” shall be deemed to be followed by the words “without limitation”;

2.9	the titles or headings appearing in this Lease are for reference only and shall not affect its construction;

2.10	any reference to a clause or schedule shall mean a clause or schedule of this Lease.

SECTION 2

GRANT OF LEASE

3.	GRANT, RIGHTS AND OTHER MATTERS

3.1	Demise and Term

In consideration of the rents, covenants and agreements reserved by, and contained in, this Lease to be paid and performed by the Tenant, the Landlord at the request of the Guarantor (here meaning Lazard LLC only) leases the Premises to the Tenant with full title guarantee from and including the Term Commencement Date for the term of 20 years.

3.2	Rights and Easements

There are granted the rights and easements set out in Schedule 1.

3.3	Exceptions and reservations

There are excepted and reserved out of this Lease the rights and easements set out in Schedule 2.

3.4	Third party rights

This Lease is granted subject to and with the benefit of any rights, easements, reservations, privileges, covenants, restrictions, stipulations and other matters of whatever nature affecting the Premises including any matters contained or referred to in the deeds and documents listed in Schedule 5 so far as any of them relate to the Premises and are still subsisting and capable of taking effect (save in respect of any financial charges).

3.5	Covenants affecting reversion

The Tenant shall perform and observe the agreements, covenants, restrictions and stipulations contained or referred to in the deeds and documents listed in Schedule 5 so far as any of them relate to the Premises and are still subsisting and capable of taking effect (save in respect of any financial charges).

3.6	Encroachments and easements

The Tenant shall not stop up or obstruct any of the windows or lights belonging to the Premises and shall take all reasonable steps not to permit any new window, light, opening, doorway, passage, Conduit or other encroachment or easement to be made or acquired into, on or over the Premises or any part of them. If any person shall attempt to make or acquire any encroachment or easement whatsoever, the Tenant shall give written notice of that fact to the Landlord as soon as reasonably practicable after it shall come to the notice of the Tenant and, at the reasonable request of the Landlord but at the cost of the Tenant, adopt such means as may be reasonably required by the Landlord for preventing any encroachment or the acquisition of any easement.

3.7	Covenants relating to other property

Nothing contained in, or implied by, this Lease shall give the Tenant the benefit of, or the right to enforce or prevent the release or modification of, any covenant or agreement entered into by any tenant of the Landlord in respect of any property not comprised in this Lease.

3.8	Rights of entry by Landlord

The Tenant shall permit the Landlord with all reasonably necessary materials and appliances to enter and remain for such a period of time as is reasonable in all the circumstances on the Premises:-

3.8.1	to examine the condition of the Premises and to take details of the Landlord’s fixtures in them;

3.8.2	to exercise any of the rights excepted and reserved by this Lease.

3.9	Landlord

In exercising any of the rights mentioned in clause 3.8 or Schedule 2 the Landlord or the person exercising the right shall:-

3.9.1	give to the Tenant not less than 48 hours prior written notice that the right is to be exercised and shall only exercise it at reasonable times being 9.00 am to 5.30 pm on any Working Day (except in an emergency, when no notice need be given and when it can be exercised at any time);

3.9.2	cause as little inconvenience as practicable to the Tenant or any other permitted occupier of any part of the Premises;

3.9.3	make good, as soon as reasonably practicable and to the reasonable satisfaction of the Tenant, any damage caused to the Premises; and

3.9.4	permit a representative of the Tenant to accompany them and observe all the Tenant’s security and confidentiality requirements.

SECTION 3

FINANCIAL PROVISIONS

4.	RENTS

4.1	Tenant’s obligation to pay

The Tenant covenants to pay to the Landlord at all times during the Term:-

4.1.1	from the Rent Commencement Date yearly, and proportionately for any fraction of a year, the Initial Rent and from and including each Rent Review Date, such yearly rent as shall become payable under clause 5;

4.1.2	the Insurance Rent;

4.1.3	the Additional Rent; and

4.1.4	any Value Added Tax which may be chargeable in respect of the Principal Rent, the Insurance Rent and the Additional Rent.

4.2	Dates of payment of Principal Rent

The Principal Rent and any Value Added Tax chargeable on it shall be paid in four (4) equal instalments in advance on each 25 March, 24 June, 29 September and 25 December in every year, the first payment, being a proportionate sum in respect of the period from and including the Rent Commencement Date to the day before the quarter day following the Rent Commencement Date, to be made on the Rent Commencement Date.

4.3	Method of payment of Principal Rent

The Principal Rent and any Value Added Tax chargeable on it shall be paid in such manner as the Tenant may, from time to time, reasonably determine so that the Landlord shall receive full value in cleared funds on the date when payment is due and shall be paid into a clearing bank situate in England.

4.4	Dates of payment of Insurance Rent and Additional Rent

The Insurance Rent and the Additional Rent and any Value Added Tax chargeable on either of them shall be paid on demand, the first payment of the Insurance Rent having been made on the date of this Lease.

4.5	No right of set-off

Subject to any contrary statutory right, the Tenant shall not exercise any legal or equitable rights of set-off, deduction, abatement or counterclaim which it may have to reduce its liability for Rents.

5.	RENT REVIEW

5.1	Definitions

In this clause the following expressions shall have the following meanings:-

5.1.1

“Open Market Rent” means the yearly rent which might reasonably be expected to become payable in respect of the Premises as a whole after the expiry of any rent free period, concessionary rent and/or after the giving of any other inducement (whether by means of a capital payment or otherwise) given in each case in connection with the time taken for the fitting out of the Premises by the incoming tenant of such length or of such amount or nature as would be negotiated in the open market between a willing landlord and a willing tenant (to the intent that no discount, reduction or allowance shall be made in ascertaining the Open Market Rent to reflect such rent free period, concessionary rent or other inducement as would be negotiated as aforesaid or to compensate the Tenant for its absence) upon a letting of the Premises in the open market with vacant possession at the Relevant Review Date by a willing landlord to a willing tenant and without the landlord receiving any premium or any other consideration for the grant of the lease for a term of years commencing on the Relevant Review Date and equal to the greater of the unexpired term of this lease or ten (10) years and otherwise on the terms and conditions and subject to the covenants and provisions contained in this Lease (other than the amount of the rent payable under this Lease but including the provisions for the review of rent contained in this clause) and making the Assumptions but disregarding the Disregarded Matters;

5.1.2	“Assumptions” means the following assumptions (if not facts) at the Relevant Review Date:-

(a)	that the Premises are ready to receive the tenant’s fitting out works and are otherwise fitted-out and equipped in accordance with the Review Specification for immediate occupation and use by the incoming tenant and may be lawfully used by the incoming tenant for the Permitted Use;

(b)	that no work has been carried out to the Premises by the Tenant or any undertenant or their respective predecessors in title during the Term, which has diminished the rental value of the Premises (save in respect of any work carried out pursuant to an obligation to the Landlord or any statutory obligations or obligation to any insurers);

(c)	that if the Premises or any part of them have been destroyed or damaged by an Insured Risk, they have been fully rebuilt and reinstated;

(d)	that the Premises are in a good state of repair and fit for immediate occupation and use and decorative condition;

(e)	that all the covenants on the part of the Tenant and the Landlord (save where the Landlord is in persistent material breach) contained in this Lease have been fully performed and observed;

(f)	that any openings created by any link bridges or accessways linking the Premises to any Adjoining Property have been reinstated;

5.1.3	“Disregarded Matters” means:-

(a)	any effect on rent of the fact that the Tenant or any Group Company or any permitted undertenant or their respective predecessors in title may have been in occupation of the Premises or any part of them;

(b)	any additional bid that the Tenant or hypothetical willing tenant may make for any lease(s) that the Tenant or the hypothetical willing tenant may have of other premises in the Adjoining Property;

(c)	any goodwill attached to the Premises by reason of the business then carried on at the Premises by the Tenant or any Group Company or any permitted undertenant;

(d)	any increase in rental value of the Premises attributable to the existence, at the Relevant Review Date, of any improvement or any work done to the Premises or any part of them carried out prior to or after the date of this Lease with all necessary consents (where required) by the Tenant or any permitted undertenant or occupier or at their cost otherwise than in pursuance of an obligation to the Landlord or its predecessors in title (other than any obligation contained in a permissive licence granted by the Landlord or its predecessors in title) provided that any works carried out pursuant to any legislation or any requirement of the insurers shall be deemed not to have been carried out pursuant to an obligation to the Landlord or its predecessors in title;

(e)	any link bridges or access ways linking the Premises to any Adjoining Property;

(f)	the rights granted in paragraph 1 of Schedule 1 and any effect on rent from the existence of the obligations and rights contained in clause 48;

5.1.4	“Review Surveyor” means an independent chartered surveyor who has held the office of Director or Partner or FRICS for not less than ten (10) years, who is experienced in valuing and leasing property in the West End and has done so for not less than five years prior to the Review Date appointed from time to time under this clause to determine the Open Market Rent.

5.2	Rent reviews

The Principal Rent shall be reviewed at each Review Date in accordance with the provisions of this clause and from and including each Review Date the Principal Rent shall equal the higher of:-

5.2.1	the Principal Rent contractually payable immediately before the Relevant Review Date (or which would be payable but for any suspension of rent (in whole or in part) under this Lease); and

5.2.2	the Open Market Rent on the Relevant Review Date as agreed or determined pursuant to this clause.

5.3	Agreement or determination of the reviewed rent

The Open Market Rent at any Review Date may be agreed in writing at any time between the Landlord and the Tenant but if, for any reason, they have not so agreed, either party may (whether before or after the Relevant Review Date) by notice in writing to the other require the Open Market Rent to be determined by the Review Surveyor.

5.4	Appointment of Review Surveyor

In default of agreement between the Landlord and the Tenant on the appointment of the Review Surveyor, the Review Surveyor shall be appointed by the President on the written application of either party, such application to be made not earlier than three

(3) months before the Relevant Review Date and not later than the next succeeding Review Date.

5.5	Functions of Review Surveyor

The Review Surveyor shall:-

5.5.1	act as an arbitrator in accordance with the Arbitration Act 1996;

5.5.2	have power to order on a provisional basis any relief which he would have power to grant in a final award;

5.5.3	within sixty (60) days of the later of his appointment and the Relevant Review Date, or within such extended period as the Landlord and the Tenant may jointly agree acting reasonably in writing, give to each of them written notice of the amount of the Open Market Rent as determined by him.

5.6	Fees of Review Surveyor

5.6.1	The fees and expenses of the Review Surveyor shall be in the award of the Review Surveyor but, failing such award, the same shall be payable by the Landlord and the Tenant in equal shares who shall each bear their own costs, fees and expenses.

5.6.2	If either party fails to pay that party’s share of the fees and expenses of the Review Surveyor, including the fee payable for his nomination, within five (5) Working Days after being required in writing to do so, the other parry may pay such fees and expenses, and the share of the defaulting party shall become a debt payable to the other party on written demand (and, if the defaulting party is the Tenant, recoverable by the Landlord as rent in arrear) with interest on such share at the Prescribed Rate from and including the date of payment by the other party to the date of reimbursement by the defaulting party.

5.7	Appointment of new Review Surveyor

If the Review Surveyor fails to give notice of his determination within the allotted time, or if he dies, is unwilling to act, or becomes incapable of acting, or if, for any other reason, he is unable to act, the Landlord or the Tenant may request the President to discharge the Review Surveyor and appoint another surveyor in his place to act in the same capacity, which procedure may be repeated as many times as necessary.

5.8	Interim payments pending determination

If the amount of the reviewed rent has not been agreed or determined by the Relevant Review Date (the date of agreement or determination being called the “Determination Date”), then:-

5.8.1	in respect of the period (the “Interim Period”) beginning with the Relevant Review Date and ending on the day before the quarter day following the Determination Date, the Tenant shall pay to the Landlord the Principal Rent at the yearly rate payable immediately before the Relevant Review Date together with such further amounts (if any) as may be awarded by the Review Surveyor; and

5.8.2	on the Determination Date, the Tenant shall pay to the Landlord as arrears of rent the amount by which the reviewed rent exceeds the rent actually paid during the Interim Period (apportioned on a daily basis) together with interest on such amount at the Base Rate, such interest to be calculated on the amount of each quarterly shortfall on a day-to-day basis from the date on which it would have been payable if the reviewed rent had then been agreed or determined to the Determination Date.

5.9	Rent Restrictions

If, at any time during the Term, restrictions are imposed by any statute for the control of rent which prevent or prohibit wholly or partly the operation of the rent review provisions contained in this clause or which operate to impose any limitation, whether in time or amount, on the collection and retention of any increase in the Principal Rent or any part then and in each case respectively:-

5.9.1	the operation of the rent review provisions contained in this clause shall be postponed to take effect on the first date on which such operation (whether wholly or partially and with or without limited effect) may occur and in the case of restrictions which partially prevent or prohibit such operation and/or limit its effect on each such date;

5.9.2	the collection of any increase in the rent shall be postponed to take effect on the first date on which such increase may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase and, until such restrictions shall be relaxed either wholly or partially, the Principal Rent shall be the maximum sum from time to time permitted by such restrictions.

5.10	Memoranda of reviewed rent

Within ten (10) Working Days after the amount of any reviewed rent has been agreed or determined, memoranda recording that fact shall be prepared by the Landlord or its solicitors and shall be signed by or on behalf of the Landlord and the Tenant and any Guarantor and annexed to this Lease and its counterpart. The parties shall each bear their own costs in relation to the preparation and signing of such memoranda.

5.11	Time not of the essence

For the purpose of this clause, time shall not be of the essence.

6.	INTEREST

6.1	Interest on late payments

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, if any of the Rents (whether formally demanded or not in the case of the Principal Rent) or any other sum of money payable to the Landlord by the Tenant under this Lease shall not be paid so that the Landlord receives full value in cleared funds (otherwise than by reason of failure of the Landlord’s bankers):-

6.1.1	in the case of the Principal Rent and any Value Added Tax chargeable on it, on the date when payment is due (or, if the due date is not a Working Day, the next Working Day after the due date); or

6.1.2	in the case of any other Rents or sums, within fifteen (15) Working Days of the date when payment is due the Tenant shall pay interest on such Rents and/or sums at the Prescribed Rate from and including the date when payment was due to the date of payment to the Landlord (both before and after any judgment).

6.2	Interest on refused payments

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, if the Landlord shall, acting reasonably, decline to accept any of the Rents so as not to waive any existing breach or alleged breach of covenant, the Tenant shall pay interest on such Rent at the Base Rate from and including the date when payment was due (or, where applicable, would have been due if demanded on the earliest date on which it could have been demanded) to the date when payment is accepted by the Landlord.

7.	OUTGOINGS

7.1	Tenant’s obligation to pay

The Tenant shall pay, or indemnify the Landlord against, all existing and future rates, taxes, duties, charges, assessments, impositions and other outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature or of a wholly novel character) which are now or may at any time during the Term be charged, levied, assessed or imposed upon, or payable in respect of, the Premises or upon the owner or occupier of them (excluding any tax payable by the Landlord occasioned by any disposition of, or dealing with, the reversion of this Lease or income or corporation tax payable by the Landlord on receipt of rents) and, in the absence of a direct assessment on the Premises, shall pay to the Landlord a fair proportion (to be reasonably determined by the Landlord) of any such outgoings.

7.2	Costs of utilities etc.

The Tenant shall:-

7.2.1	pay all charges for electricity, gas and water consumed in the Premises, including any connection and hiring charges and meter rents; and

7.2.2	perform and observe all present and future regulations and requirements of the electricity, gas and water supply companies or boards in respect of the supply and consumption of electricity, gas and water on the Premises.

8.	VALUE ADDED TAX

8.1	Sums exclusive of VAT

All sums payable under this Lease by the Tenant to the Landlord (with the exception of the rent reserved in clause 4.1.4) shall be deemed to be exclusive of Value Added Tax.

8.2	Tenant to pay VAT

Where pursuant to the terms of this Lease the Landlord makes a supply to the Tenant (other than a supply made in consideration for the payment of the Rents) and Value Added Tax is payable in respect of such supply, the Tenant shall pay to the Landlord on the date of such supply a sum equal to the amount of Value Added Tax so payable and any penalty or interest incurred by the Landlord for any late payment of such Value Added Tax and the Landlord shall no later than five (5) Working Days of such payment issue a valid Value Added Tax invoice addressed to the Tenant in respect of such supply.

8.3	VAT incurred by Landlord

Where the Tenant is required by the terms of this Lease to reimburse the Landlord for the costs or expenses of any supplies made to the Landlord, the Tenant shall also at the same time pay or, as the case may be, indemnify the Landlord against all Value Added Tax input tax incurred by the Landlord in respect of those supplies save to the extent that the Landlord is entitled to repayment or credit in respect of such Value Added Tax input tax and the Landlord shall no later than five (5) Working Days of such payment issue a valid Value Added Tax invoice addressed to the Tenant in respect of such supply.

9.	TAXATION

Notwithstanding anything contained in this Lease, the Tenant shall:-

(a)	not do on, or in relation to, the Premises or any part of them, or in relation to any interest of the Tenant in the Premises, any act or thing (other than the payment of the Rents) which shall render the Landlord liable for any tax, levy, charge or other fiscal imposition of whatsoever nature; and

(b)	not dispose of, or deal with, this Lease in such a way that the Landlord shall be or become liable for any such tax, levy, charge or fiscal imposition save where the Tenant shall first indemnify the Landlord against such impositions.

10.	LANDLORD’S COSTS

Within ten (10) Working Days of written demand and against satisfactory evidence of the amounts, the Tenant shall pay, or indemnify the Landlord against all reasonable costs, fees, charges, disbursements and expenses properly incurred by it, including those payable to solicitors, counsel, surveyors, architects and bailiffs:-

(a)	in relation to, or in proper contemplation of, the preparation and service of a notice under section 146 of the Law of Property Act 1925 or any proceedings under section 146 or section 147 of that Act (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under section 146 is complied with by the Tenant or the Tenant has been relieved under the provisions of that Act and even though forfeiture may be avoided otherwise than by relief granted by the court);

(b)	in relation to, or in proper contemplation of, the preparation and service of all reasonable notices and schedules relating to any wants of repair at the Premises or schedule of reinstatement works, whether served during or within three months after the expiration of the Term (but relating in all cases only to such wants of repair which accrued not later than the expiration or earlier determination of the Term);

(c)	in connection with the recovery or attempted recovery of arrears of Rents or other sums due from the Tenant, or in procuring the remedying of the breach of any covenant by the Tenant;

(d)	in relation to any application for consent required or made necessary by this Lease (such costs to include reasonable management fees and expenses) whether or not it is granted (except in cases where the Landlord is obliged not to withhold its consent unreasonably or unreasonably delay and the withholding of its consent is held to be unreasonable or is held to be unreasonably delayed), or the application is withdrawn,

SECTION 4

REPAIRS, ALTERATIONS AND SIGNS

11.	REPAIRS, DECORATION ETC.

11.1	Repairs

Subject to clause 11.2, the Tenant shall:-

11.1.1	repair and keep in good and substantial repair and condition the Premises; and

11.1.2	as and when necessary or when incapable of economic repair, replace with similar materials of no lesser quality, any of the Landlord’s fixtures and fittings which may be or become beyond repair with new ones which are similar in type and quality; and

11.1.3	keep all parts of the Premises which are not built on in a good and clean condition.

11.2.	Damage by the Insured Risks and Uninsured Risks

There shall be excepted from the obligations contained in Clause 11.1:

11.2.1	any damage caused by an Insured Risk (save to the extent that payment of the insurance moneys shall be withheld by reason of any act, neglect or default of the Tenant, any undertenant or occupier or any of their respective agents, licensees or contractors or any person under the control of any of them and the Tenant has not made the payment due pursuant to clause 30.10); and

11.2.2	any damage caused by any Uninsured Risks.

11.3	Decorations

The Tenant shall:-

11.3.1	in every Decoration Year and also in the last three (3) months of the Term (whether determined by passage of time or otherwise) but not more than once in any consecutive period of 2 years, in a good and workmanlike manner prepare and decorate with at least two coats of good quality paint or otherwise treat, as appropriate, the interior painted parts of the Premises excluding factory painted finishes which shall only be repainted when necessary, such internal decorations and treatment in the last year of the Term (if different to those existing) to be executed in such colours and materials as the Landlord may reasonably require;

11.3.2	as often as may be reasonably necessary, wash down all tiles and similar washable surfaces;

11.4	External decorations

The Tenant shall:-

11.4.1	in every External Decoration Year and also during the last six (6) months of the Term (whether determined by passage of time or otherwise) in a good and workmanlike manner prepare and decorate with at least two coats of good quality paint and in colours to be approved in writing by the Landlord (such approval not to be unreasonably withheld), or otherwise treat, as appropriate, all external parts of the Premises;

11.4.2	as often as reasonably necessary, clean, make good and restore and, where appropriate, treat with suitable preservative any external cladding, brickwork, concrete, stonework or other finish of the Premises.

11.5	Plant and machinery

The Tenant shall keep all lifts, boilers and central heating, air conditioning, plant and sprinklers and other plant, machinery, apparatus and equipment in the Premises properly maintained and in good working order and condition and for that purpose shall:-

11.5.1	employ such reputable contractors as may be approved by the Landlord, such approval not to be unreasonably withheld, regularly to inspect, maintain and service them;

11.5.2	renew or replace all working and other parts as and when necessary;

11.5.3	ensure, by directions to the Tenant’s staff and otherwise, that such plant and machinery is properly operated.

11.6	Cleaning

The Tenant shall:-

11.6.1	keep the Premises in a clean and tidy condition and free from rubbish and employ only competent and respectable persons as cleaners;

11.6.2	as often as reasonably necessary properly clean the interior and exterior of the windows or window frames and all other glass in the Premises; and

11.6.3	deposit all rubbish and refuse in proper receptacles for collection by or on behalf of the local authority.

11.7	Carpeting

The Tenant shall maintain the carpets now, or from time to time, laid in the Premises and, when reasonably necessary, replace them with new carpets of equivalent quality and value.

12.	YIELD UP

12.1	Reinstatement of Premises

Immediately prior to the expiration or earlier determination of the Term, the Tenant shall at its cost:-

12.1.1	replace (or repair, if appropriate) any of the Landlord’s fixtures and fittings which shall be missing, damaged or destroyed, with new ones of similar kind and quality;

12.1.2	remove from the Premises or any part of the Building any sign, writing or painting of the name or business of the Tenant or any occupier of them and all tenant’s fixtures, fittings, furniture and effects and make good, to the reasonable satisfaction of the Landlord, all damage caused by such removal;

12.1.3	if so required by the Landlord, but not otherwise, remove and make good any alterations or additions made to the Premises during the Term, and well and substantially reinstate the Premises to the condition described in the Review Specification in such manner as the Landlord shall direct and to the Landlord’s reasonable satisfaction;

12.2	Yielding up in good repair

At the expiration or earlier determination of the Term, the Tenant shall quietly yield up the Premises to the Landlord in good and substantial repair and condition and in accordance with the covenants by the Tenant contained in this Lease.

13.	COMPLIANCE WITH NOTICES

13.1	Tenant to remedy breaches of covenant

Whenever the Landlord shall give written notice to the Tenant of any defects, wants of repair or breaches of covenant, the Tenant shall, within forty (40) Working Days of such notice, commence to and thereafter diligently continue to make good such defects or wants of repair and remedy the breach of covenant to the reasonable satisfaction of the Landlord.

13.2	Failure of Tenant to repair

If the Tenant shall fail within such period as is reasonably in all the circumstances of such notice, or as soon as reasonably possible in the case of emergency, to comply with such notice, the Landlord may enter the Premises and carry out, or cause to be carried out, any of the works referred to in such notice and all reasonable and proper costs and expenses incurred as a result shall be paid by the Tenant to the Landlord within fourteen (14) Working Days of written demand and, in default of payment, shall be recoverable as rent in arrear.

14.	ALTERATIONS

14.1	Structural alterations

The Tenant shall not alter, cut into or remove any of the principal or load-bearing walls, floors, beams or columns in or enclosing the Premises nor:

14.1.1	erect any new building or new structure on the Premises;

14.1.2	alter or change the height, elevation or external design or appearance of the Premises;

14.1.3	merge the Premises with any Adjoining Property;

14.1.4	alter, cut into or remove any of the principal or load-bearing walls, floors, beams or columns of the Premises; or

14.1.5	make any other alteration or addition of a structural nature to the Premises,

without the Landlord’s consent, such consent not to be unreasonably withheld or delayed.

14.2	Non-structural alterations

The Tenant shall be entitled to make any alteration or addition of a non-structural nature after providing copies of plans of such alterations to the Landlord.

14.3	Demountable partitioning

The Tenant shall not install, alter or remove demountable partitioning in the Premises without having first notified the Landlord of such works.

14.4	Covenants by Tenant

The Tenant shall enter into such covenants as the Landlord may reasonably require regarding the execution of any works to which the Landlord’s consent is required under this clause, and the reinstatement of the Premises at the end or earlier determination of the Term.

15.	SIGNS AND ADVERTISEMENTS

The Tenant shall be entitled to change the name of the Building from 50 Stratton Street to such other name as the Landlord shall approve in writing (such approval not to be unreasonably withheld or delayed) and subject to the Tenant obtaining any necessary statutory or third party consents to such proposed change.

SECTION 5

USE

16.	USE OF PREMISES

16.1	Permitted use

The Tenant shall not use the Premises or any part of them except for the Permitted Use.

16.2	Tenant not to leave Premises unoccupied

The Tenant shall not leave the Premises continuously unoccupied for more than fifteen (15) days without notifying the Landlord and providing, or paying for, such reasonable caretaking or security arrangements as the Landlord shall reasonably require in order to protect the Premises from vandalism, theft or unlawful occupation.

16.3	Details of keyholders

The Tenant shall ensure that, at all times, the Landlord has particulars of the name, home address and home telephone number of at least two keyholders of the Premises.

17.	USE RESTRICTIONS

The Tenant shall perform and observe the obligations set out in Schedule 3.

18.	LANDLORD’S REGULATIONS

The Tenant shall comply with all reasonable regulations made by the Landlord acting reasonably and in accordance with the principles of good estate management from time to time and notified to the Tenant in writing for the security of the Link Bridges and accessway linking the Premises to the Adjoining Property and in the event of any conflict between the regulations from time to time notified to the Tenant and the terms of this Lease, this Lease shall prevail and provided always that, nothing in the regulations shall prevent access to the Building or the Premises by the Tenant or others authorised by it 24 hours a day 7 days a week.

19.	EXCLUSION OF WARRANTY AS TO USER

19.1	No warranty by Landlord

Nothing contained in this Lease, or in any consent or approval granted by the Landlord under this Lease, shall imply or warrant that the Premises may be used under the Planning Acts for the purpose permitted by this Lease or any purpose subsequently permitted.

19.2	Tenant’s acknowledgement

The Tenant acknowledges that neither the Landlord nor any person acting on behalf of the Landlord has at any time made any representation or given any warranty that any use permitted by this Lease is, will be, or will remain, a use authorised under the Planning Acts.

19.3	Tenant to remain bound

Even though any such use may not be a use authorised under the Planning Acts, the Tenant shall remain fully liable to the Landlord in respect of the obligations undertaken by the Tenant in this Lease without being entitled to any compensation, recompense or relief of any kind.

SECTION 6

DISPOSALS

20.	GENERAL

20.1	Alienation generally

The Tenant shall not assign, underlet or part with possession or share the occupation of, or permit any person to occupy, or create any trust in respect of the Tenant’s interest in, the whole or any part of the Premises, except as may be expressly permitted by this clause and clauses 21 and 22.

20.2	Sharing with a Group Company

Nothing in this clause or clauses 21 and 22 shall prevent the Tenant from sharing occupation of the whole or any part of the Premises with any company which is, for the time being, a Group Company of the Tenant or in the case of Lazard & Co., Limited, a Lazard Group Company subject to (a) the Tenant giving to the Landlord written notice of the sharing of occupation and the name of the Group Company or Lazard Group Company (if applicable) concerned within five (5) Working Days after the sharing begins (b) the Tenant and that Group Company or Lazard Group Company (if applicable) remaining in the same relationship whilst the sharing lasts and (c) the sharing not creating the relationship of landlord and tenant between the Tenant and that Group Company or Lazard Group Company (if applicable).

20.3	Definitions

In this Lease:-

20.3.1	“1927 Act” means the Landlord and Tenant Act 1927 (as amended prior to (but not after) the date of this Lease);

20.3.2	“1995 Act” means the Landlord and Tenant (Covenants) Act 1995;

20.3.3	“Application” means the application made by the Tenant for the Landlord’s consent to a Proposed Assignment;

20.3.4	“Current Tenant” means the Tenant in whom the Term is vested at the date of the Application;

20.3.5	“Original Guarantor” means the guarantor (if any) of the Original Tenant;

20.3.6	“Original Tenant” means the Tenant to whom this Lease was first granted;

20.3.7	“Proposed Assignee” means the person to whom the Current Tenant wishes to assign this Lease as stated in the Application;

20.3.8	“Proposed Assignment” means the assignment for which Landlord’s consent is requested by the Application;

20.3.9	“Proposed Guarantor” means the person who will guarantee to the Landlord the obligations of the Proposed Assignee but this expression shall not include the Current Tenant; and

21.	ASSIGNMENT

21.1	No Assignment of Part

The Tenant shall not assign any part or parts (as distinct from the whole) of the Premises.

21.2	Circumstances in which consent to Assignment may be withheld

For the purposes of Section 19 (1 A) of the Landlord and Tenant Act 1927 it is agreed that the Landlord may withhold its consent to an assignment of the whole of the Premises in the following circumstances:

21.2.1	Where the Proposed Assignee is a Group Company of the Tenant save where such Group Company’s financial strength is in the Landlord’s reasonable opinion equal to or greater than that of the Current Tenant;

21.2.2	Where the Proposed Assignee is any person or entity who has the right to claim sovereign or diplomatic immunity or exemption from liability from the covenants on the part of the Tenant contained in this Lease;

21.2.3	Where the Proposed Assignee is any person or entity in relation to whom any of the events mentioned in clause 31.2.3, 31.2.4, 31.2.5 and/or 31.2.6 of this Lease has occurred;

21.2.4	where the Proposed Assignee is a public or private body corporate or partnership and its profits before tax for each of the three financial years immediately preceding the date of the Application (as shown in its audited accounts but disregarding any extraordinary or exceptional items) do not exceed the Principal Rent by at least a factor of four (4) save where the provisions of clause 21.5 are complied with;

21.3	Conditions for Landlord’s Consent

For the purposes of Section 19 (1 A) of the Landlord and Tenant Act 1927 it is further agreed that any consent of the Landlord to an assignment of the whole of the Premises may be subject to:-

21.3.1	a condition that the Current Tenant shall, prior to such assignment being completed, execute and deliver to the Landlord a deed of guarantee (being an authorised guarantee agreement within section 16 of the Landlord and Tenant (Covenants) Act 1995) in the form set out in Schedule 6;

21.3.2	as a separate and severable obligation from that set out in clause 21.3.1, a condition that any guarantor of the Current Tenant (here meaning the Original Guarantor in the case of the Original Tenant or in the case of any Current Tenant any guarantor subsisting due to the provisions of clause 21.5) shall, prior to such assignment being completed, execute and deliver to the Landlord a guarantee in the form set out in Schedule 4 (with any necessary changes) guaranteeing the Current Tenant’s obligations in the deed of guarantee referred to in clause 21.3.1 above;

21.3.3	the Proposed Assignee entering into a direct covenant with the Landlord to pay the Rents reserved by and to perform the covenants by the Tenant contained in this Lease;

21.3.4	the payment to the Landlord of all Rents which have fallen due under the Lease prior to the date of the assignment;

21.3.5	the provisions of clause 21.5.

21.4	Assignment of the whole

Without prejudice to the provisions of clauses 20 to 21.3 inclusive the Tenant shall not assign the whole of the Premises without the prior written consent of the Landlord and except in relation to the circumstances mentioned in clause 21.2 and the conditions mentioned in clause 21.3 such consents shall not be unreasonably withheld or delayed. The parties agree that in considering whether or not the Landlord is reasonably withholding such consent due and proper regard shall be had to the provisions and effect of the Landlord and Tenant (Covenants) Act 1995.

21.5	Guarantor to be provided

If the Proposed Assignee fails the profits test as set out in clause 21.2.4 it is further agreed that the Landlord shall not be entitled to exercise its right pursuant to clause 21.2.4 to withhold its consent to an assignment of the whole of the Premises if prior to any such assignment taking place the Tenant shall obtain a guarantor for the Proposed Assignee who satisfies the profit test set out in clause 21.2.4, and such guarantor shall execute and deliver to the Landlord a deed containing covenants by that guarantor (or, if more than one, joint and several covenants with the Landlord as a primary obligation) in the terms set out in Schedule 4 (with any necessary changes).

22.	UNDERLETTING

22.1	Subletting Unit

For the purpose of this clause, “Subletting Unit” means such part of the Premises which is capable of being occupied and used as a separate and self-contained unit with all necessary and proper services.

22.2	Underletting of part

The Tenant shall not underlet any part of the Premises other than on the following conditions:-

22.2.1	Each floor of the Premises shall not at any time be in the occupation of more than two (2) persons, the Tenant and any Group Company or Lazard Group Company (if applicable) which is permitted to share occupation under clause 20.2 counting as one; and

22.2.2	the part of the Premises to be underlet shall comprise a Subletting Unit only;

22.2.3

if the Landlord shall reasonably so require, the Tenant shall obtain a reasonably acceptable guarantor for any proposed undertenant and such guarantor shall execute and deliver to the Landlord a deed containing covenants by that guarantor (or, if more than one, joint and several covenants)

with the Landlord, as a primary obligation, in the terms contained in Schedule 4 (with any necessary changes); and

22.2.4	the underlease shall incorporate an agreement, authorised beforehand by the Court, excluding sections 24 to 28 of the Landlord and Tenant Act 1954 in relation to such underlease.

22.3	Underletting of the whole

22.3.1	The Tenant shall not underlet the whole of the Premises other than on condition that if the Landlord shall reasonably so require, the Tenant obtains a reasonably acceptable guarantor for any proposed undertenant and such guarantor shall execute and deliver to the Landlord a deed containing covenants by that guarantor (or, if more than one, joint and several covenants) with the Landlord, as a primary obligation, in the terms contained in Schedule 4 (with any necessary changes).

22.3.2	In the case of an underletting of the whole granted in the last 5 years of the term of years specified in clause 3.1, the underlease shall incorporate an agreement authorised before by the Court, excluding sections 24 to 28 of the Landlord and Tenant Act 1954 in relation to such underlease.

22.4	Underletting rent

The Tenant shall not underlet the whole of the Premises or underlet a Subletting Unit at a fine or premium or at a rent less than the open market rent of the Premises or, in the case of a Subletting Unit, the open market rent of the Subletting Unit in question, in each case at the time of such underlease.

22.5	Direct covenants from undertenant

Prior to any permitted underlease, the Tenant shall procure that the undertenant enters into the following direct covenants with the Landlord:-

22.5.1	an unqualified covenant by the undertenant not to assign or charge any part of the premises to be underlet;

22.5.2	a covenant by the undertenant not to underlet the whole or any part of the premises to be underlet without the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed;

22.5.3	an unqualified covenant by the undertenant not to part with possession or share the occupation of the whole or any part of the premises to be underlet or permit any person to occupy them (save that the undertenant shall be permitted to share occupation in accordance with the provisions of clause 20.2 (as included in such underlease));

22.5.4	a covenant by the undertenant not to assign or charge the whole of the premises to be underlet without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed;

22.5.5	a covenant by the undertenant to perform and observe all the tenant’s covenants contained in the permitted underlease.

22.6	Contents of underlease

Every permitted underlease (a final copy of which shall be supplied to, and approved by, the Landlord prior to its grant, such approval not to be unreasonably withheld or delayed) shall contain:-

22.6.1	if the permitted underlease is for a term greater than five (5) years, provisions for the review of the rent payable under it on an upwards only basis corresponding both as to terms and dates with the rent review provisions in this Lease;

22.6.2	a covenant by the undertenant (which the Tenant covenants to enforce) prohibiting the undertenant from doing or suffering any act or thing on, or in relation to, the premises underlet inconsistent with, or in breach of, this Lease;

22.6.3	a condition for re-entry on breach of any covenant by the undertenant;

22.6.4	the same restrictions as to assignment, underletting, charging and parting with or sharing the possession or occupation of the premises underlet, and the same provisions for direct covenants and registration, as are in this Lease (with any necessary changes).

22.7	Tenant to obtain Landlord’s consent

Without prejudice to the other provisions of this clause, the Tenant shall not underlet the whole of the Premises or underlet a Subletting Unit without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

22.8	Tenant to enforce obligations

The Tenant shall use all reasonable endeavours to enforce the performance and observance of the covenants by the undertenant contained in any permitted underlease and shall not, at any time, either expressly or by implication, waive any breach of them.

22.9	Review of underlease rent

The Tenant shall procure that the rent under any permitted underlease is reviewed in accordance with its terms but shall not agree any reviewed rent with the undertenant nor any rent payable on any renewal of it without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed).

22.10	No variation of terms

The Tenant shall not vary the terms of any permitted underlease, without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

22.11	No reduction in rent

The Tenant shall procure that the rent payable under any permitted underlease is not commuted or made payable more than one quarter in advance, and shall not permit any reduction of that rent.

23.	REGISTRATION OF DISPOSITIONS

Within thirty (30) Working Days of every assignment, transfer, assent, underlease, assignment of underlease or any other disposition, whether mediate or immediate, of or relating to the Premises or any part, the Tenant shall provide the Landlord or its solicitors with a copy (certified as true) of the deed, instrument or other document evidencing or effecting such disposition and, on each occasion, shall pay to the Landlord or its solicitors a fee of Twenty-five pounds (£25.00) or such larger sum as may be reasonable.

24.	NEW GUARANTOR

Within ten (10) Working Days of becoming aware of the death during the Term of any Guarantor or of such person committing or permitting an event listed in clause 31.2.3, 31.2.4, 31.2.5 or 31.2.6 to give notice of this to the Landlord and if so required by the Landlord acting reasonably at the expense of the Tenant within twenty (20) Working Days of receiving notice from the Landlord to that effect to procure some other person of similar or greater covenant strength to that of the said Guarantor at the date that the said Guarantor became a Guarantor under the terms of this Lease to execute a guarantee in the terms set out in Schedule 4.

SECTION 7

LEGAL REQUIREMENTS

25.	STATUTORY REQUIREMENTS

25.1	Tenant to comply with statutes

The Tenant shall, at its expense, comply in all respects with every statute now in force or which may, after the date of this Lease, be in force and any other obligation imposed by law and all regulations laws or directives made or issued by or with the authority of The European Commission and/or The Council of Ministers relating to the Premises or their use, including the Offices, Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Defective Premises Act 1972, the Health and Safety at Work etc. Act 1974 and the Environmental Protection Act 1990 in respect of the Tenant’s occupation and use of the Premises.

25.2	Tenant to execute necessary works

The Tenant shall execute all works and provide and maintain all arrangements on or in respect of the Premises or their use which are required by any statute now in force or which may after the date of this Lease be in force or by any government department, local, public or other competent authority or court of competent jurisdiction acting under or in pursuance of any statute, if the same are required to be carried out by the landlord tenant or occupier, and shall indemnify the Landlord against all costs, charges, fees and expenses of, or incidental to, the execution of any works or the provision or maintenance of any arrangements so required.

25.3	Tenant to refrain from certain acts

The Tenant shall not do, or omit to be done, in or near the Premises, any act or thing by reason of which the Landlord may, under any statute, incur or have imposed upon it, or become liable to pay, any damages, compensation, costs, charges, expenses or penalty.

26.	PLANNING ACTS

26.1	Tenant’s obligation to comply

The Tenant shall comply with the Planning Acts and with any planning permission (which does not derogate from the grant of this Lease) relating to, or affecting, the Premises, and indemnify the Landlord against all actions, proceedings and reasonable and proper claims, demands, losses, costs, expenses, damages and liability whatsoever in respect of any non-compliance.

26.2	No application for planning permission

The Tenant shall not without the Landlord’s prior written consent (such consent not to be unreasonably withheld or delayed) make any application for planning permission or for other consents required under the Planning Acts save where such application is necessary to enable the Tenant to carry out alterations consented to by the Landlord pursuant to clause 14 where the Landlord’s consent is not so required pursuant to clause 14 or as provided for in clause 26.3.

26.3	Tenant to obtain all permissions

The Tenant shall, at its expense, obtain and, if appropriate, renew any planning permission and any other consent and serve all necessary notices required for the carrying out by the Tenant of any operations or the commencement or continuance of any use on the Premises.

26.4	Tenant to pay planning charges

The Tenant shall pay and satisfy any charge or levy imposed under the Planning Acts in respect of any Development by the Tenant on the Premises.

26.5	No implementation of permission without approval

The Tenant shall not implement any planning permission or consent required under the Planning Acts before it has been produced to, and approved in writing by, the Landlord, such approval not to be unreasonably withheld or delayed but the Landlord may refuse to approve such planning permission or consent on the grounds that any condition contained in it, or anything omitted from it, or the period referred to in it, would, in the reasonable opinion of the Landlord, be or be likely to be prejudicial to the Landlord’s interest in the Premises or the Building or in any Adjoining Property, whether during or following the expiration or earlier determination of the Term.

26.6	Tenant to carry out works before end of Term

Unless the Landlord shall otherwise direct in writing, the Tenant shall carry out and complete before the expiration or earlier determination of the Term:-

26.6.1	any works required to be carried out to the Premises as a condition of any planning permission granted during the Term and implemented by the Tenant whether or not the date by which the planning permission requires such works to be carried out is within the Term; and

26.6.2	any Development begun upon the Premises by the Tenant or any permitted undertenant in respect of which the Landlord may be or become liable for any charge or levy under the Planning Acts.

26.7	Plans etc. to be produced

The Tenant shall produce to the Landlord within thirty (30) Working Days of written demand all plans, documents and other evidence as the Landlord may reasonably require in order to satisfy itself that this clause has been complied with.

27.	STATUTORY NOTICES

27.1	Notices Generally

The Tenant shall:-

27.1.1	within twenty (20) Working Days (or sooner if necessary having regard to the requirements of the notice or order in question or the time limits stated in it) of receipt of any notice or order or proposal for a notice or order given to the Tenant and relevant to the Premises or any occupier of them by any government department, local, public or other competent authority or court of competent jurisdiction, provide the Landlord with a true copy of it and any further particulars reasonably required by the Landlord;

27.1.2	without prejudice to the rights of appeal without delay, take all necessary steps to comply with the notice or order so far as the same is the responsibility of the Tenant; and

27.1.3	without prejudice to the rights of appeal at the request of the Landlord and at the joint cost of the Landlord and Tenant, make or join with the Landlord in making such objection, complaint, representation or appeal against or in respect of any such notice, order or proposal as the Landlord shall acting reasonably deem appropriate.

27.2	Party Wall etc. Act 1996

The Tenant shall:-

27.2.1	Forthwith after receipt by the Tenant of any notice served on the Tenant under the Party Wall etc. Act 1996 provide the Landlord with a true copy of it and of any further particulars reasonably required by the Landlord;

27.2.2	At the request of the Landlord and at the joint cost of the Landlord and Tenant make or join with the Landlord in making such objection complaint representation and in serving such counter notice against or in respect of any such notice as the Landlord shall reasonably deem appropriate;

27.2.3	At the request of the Landlord and at the joint cost of the Landlord and Tenant make or join with the Landlord in serving any such notice on any adjoining owner under the Party Wall etc. Act 1996 as the Landlord may from time to time reasonably require.

28.	FIRE PRECAUTIONS AND EQUIPMENT

28.1	Compliance with requirements

The Tenant shall comply with the reasonable requirements and reasonable recommendations of the fire authority and the insurers of the Building and the reasonable requirements of the Landlord in relation to fire precautions affecting the Premises.

28.2	Fire fighting appliances to be supplied

The Tenant shall keep the Premises equipped with such fire fighting appliances as shall be required by any statute or the fire authority or the insurers of the Building and the Tenant shall keep such appliances open to inspection and maintained to the reasonable satisfaction of the Landlord.

28.3	Access to be kept clear

The Tenant shall not obstruct the access to, or means of working, any fire fighting appliances or the means of escape from the Premises or the Building in case of fire or other emergency.

29.	DEFECTIVE PREMISES

Immediately upon becoming aware of the same, the Tenant shall give written notice to the Landlord of any defect in the Premises which might give rise to an obligation on the Landlord to do, or refrain from doing, any act or thing so as to comply with any duty of care imposed on the Landlord under the Defective Premises Act 1972, and shall display and maintain in the Premises all notices required by statute to be displayed in relation to any such matters.

SECTION 8

INSURANCE

30.	INSURANCE PROVISIONS

30.1	Landlord to insure

The Landlord shall insure and keep insured with some publicly quoted insurance company (or a subsidiary of a publicly quoted company) in the United Kingdom or with Lloyds’ underwriters and through such agency as the Landlord may, from time to time, determine acting reasonably, subject to such reasonable exclusions, excesses, limitations, terms and conditions as may be contained in any policy taken out by the Landlord:-

30.1.1	the Building in its Full Reinstatement Cost against loss or damage by the Insured Risks;

30.1.2	the loss of the Principal Rent from time to time payable, or reasonably estimated to be payable, under this Lease, taking account of any review of the rent which may become due under this Lease, for five (5) years;

30.1.3	explosion of any engineering and electrical plant and machinery in the Building to the extent that the same is not covered by clause 30.1.1;

30.1.4	property owner’s liability and such other insurances in respect of the Building as the Landlord or Tenant may, from time to time, reasonably deem necessary to effect.

PROVIDED THAT where acts of terrorism are an Insured Risk, the Landlord shall use all reasonable endeavours to procure the disapplication of any exclusion of cover in respect of acts of terrorism and shall wherever possible procure the payment of any additional premium ceded to Pool Reinsurance Company Limited (or in relation to any successor reinsurance arrangement established under the Reinsurance (Acts of Terrorism) Act 1993 or any replacement or amending legislation to obtain full cover against damage or destruction caused by acts of terrorism).

30.2	Full Reinstatement Cost

In this clause, “Full Reinstatement Cost” means the full cost of reinstating the Building at the time when such reinstatement is likely to take place, having regard to any possible increases in building costs, and including the cost of demolition, shoring up, site clearance, ancillary expenses and architects’, surveyors’ and other professional fees and any necessary Value Added Tax.

30.3	Landlord’s fixtures

The Tenant shall notify the Landlord in writing as soon as reasonably practical of the full reinstatement cost of any fixtures and fittings installed at any time by the Tenant and which shall become Landlord’s fixtures and fittings for the purpose of enabling the Landlord to effect adequate insurance cover for them.

30.4	Landlord to produce evidence of insurance

30.4.1	At the request of the Tenant, the Landlord shall produce to the Tenant reasonable evidence from the insurers of the terms of the insurance policy and the fact that the policy is subsisting and in effect.

30.4.2	The Landlord shall notify the Tenant of any relevant change in the risks covered by the policy of insurance from time to time.

30.4.3	The Landlord shall use all reasonable endeavours to procure

(a)	that the interest of the Tenant is noted or endorsed on the policy and provide appropriate evidence to the Tenant;

(b)	to procure written confirmation from the insurer that it has agreed to waive all rights of subrogation against the Tenant or any permitted undertenant or occupier and provide appropriate evidence to the Tenant;

(c)	to procure that the insurance policy contains a non-invalidation clause in favour of the Tenant.

30.5	Damage to the Building by Insured Risks

If the Building or any part of it or any Conduits shall be damaged or destroyed by any of the Insured Risks then:-

30.5.1	unless payment of the insurance moneys shall be refused wholly or partly by reason of any act or default of the Tenant, any undertenant or occupier of any part of the Premises or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them and the Tenant has not made the payment due under clause 30.10; and

30.5.2	subject to the Landlord being able to obtain any necessary planning permission and all other necessary licences, approvals and consents, which the Landlord shall use all reasonable endeavours to obtain but shall not be obliged to institute any appeals; and

30.5.3	subject to any necessary labour and materials being and remaining available, which the Landlord shall use all reasonable endeavours to obtain as soon as practicable the Landlord shall expeditiously lay out the net proceeds of such insurance received by the Landlord in respect of such damage, (other than any in respect of loss of rent), in the reinstatement and rebuilding of the part of the Building or Conduits so damaged or destroyed substantially as it was prior to any such damage or destruction (but not so as to provide accommodation identical in layout if it would not be reasonably practical to do so PROVIDED THAT the ability of the Tenant to use the Premises beneficially for the Permitted Use shall not be materially adversely affected) and in the event that any insurance monies laid out shall not be sufficient the Landlord shall forthwith make good any deficiency out of its own monies.

30.6	Damage to the Building by the Uninsured Risks

If the Building or any part of it or any Conduits shall be damaged or destroyed by any of the Uninsured Risks prior to as on 24 June 2019 so as to render the Premises or any part of them unfit for use and occupation and/or inaccessible and/or without Utilities then:-

30.6.1	subject to the payment by the Tenant of the Principal Rent up to the Uninsured Risk Limit; and

30.6.2	subject to the Landlord being able to obtain any necessary planning permission and all other necessary licences, approvals and consents, which the Landlord shall use all reasonable endeavours to obtain but shall not be obliged to institute any appeals; and

30.6.3	subject to any necessary labour and materials being and remaining available, which the Landlord shall use all reasonable endeavours to obtain as soon as practicable the Landlord shall using its own monies expeditiously commence and diligently carry out the reinstatement and rebuilding of the part of the Building or Conduits so damaged or destroyed substantially as it was prior to any such damage or destruction (but not so as to provide accommodation identical in layout if it would not be reasonably practical to do so PROVIDED THAT the ability of the Tenant to use the Premises beneficially for the Permitted Use shall not be materially adversely affected).

30.7	Damage to the Building by the Uninsured Risks during last three years of Term

30.7.1	If the Building or any part of it or any Conduits shall be damaged or destroyed by any of the Uninsured Risks on or after 25 June 2019 so as to render the Premises or any part of them unfit for use and occupation and/or or inaccessible and/or without Utilities then the Landlord shall within three months of the date of such damage or destruction, notify the Tenant in writing either that:

(a)	it wishes to reinstate the Building and/or Conduits (or relevant parts of the same) at its own cost; or

(b)	it wishes to determine the Lease.

30.7.2	If the Landlord elects pursuant to clause 30.7.1 to reinstate the Building and/or Conduits (or relevant parts of the same), then:

(a)	subject to the payment by the Tenant of the Principal Rent up to a sum equal to one quarter of the Uninsured Risk Limit; and

(b)	subject to the Landlord being able to obtain any necessary planning permission and all other necessary licences, approvals and consents, which the Landlord shall use all reasonable endeavours to obtain but shall not be obliged to institute any appeals; and

(c)	subject to any necessary labour and materials being and remaining available, which the Landlord shall use all reasonable endeavours to obtain as soon as practicable the Landlord shall using its own monies expeditiously commence and diligently carry out the reinstatement and rebuilding of the part of the Building or Conduits so damaged or destroyed substantially as it was prior to any such damage or destruction (but not so as to provide accommodation identical in layout if it would not be reasonably practical to do so PROVIDED THAT the ability of the Tenant to use the Premises beneficially for the Permitted Use shall not be materially adversely affected).

30.7.3	If the Landlord elects pursuant to clause 30.7.1 above to determine this Lease then:

(a)	this Lease shall determine absolutely on the date which is ten (10) Working Days from the date when the Tenant is notified of such election pursuant to clause 30.7.1 and the Tenant shall on such date yield up the Premises with vacant possession only and otherwise not in accordance with the provisions of clause 12;

(a)	such determination shall be without prejudice to any claim which the Landlord may have against the Tenant or any Guarantor or which the Tenant may have against the Landlord for any previous breach of covenant or some previously accrued due;

(b)	all monies paid by the Tenant to the Landlord by way of Principal Rent or otherwise for the period from and including the date of the damage or destruction by any of the Uninsured Risks until and including the date of such determination shall be returned to the Tenant on the date of such determination.

30.7.4	If the Landlord fails to notify the Tenant in accordance with the provisions of clause 30.7.1 then the Tenant may determine this Lease at any time after the expiry of three months from the date of damage and destruction by giving notice in writing to the Landlord but such determination shall be without prejudice to any claim which either party may have against the other.

30.8	Reinstatement

30.8.1	The Landlord shall use all reasonable endeavours to ensure that the works of rebuilding, repair or reinstatement pursuant to clauses 30.5 to 30.7 (inclusive) are carried out as soon as reasonably practicable in a good and workmanlike manner in accordance with good building and design practice using good, sound and suitable materials and in accordance with all applicable statutes, British Standards and relevant Codes of Practice.

30.8.2	The Landlord shall use all reasonable endeavours to procure the provision of a deed of collateral warranty in favour of the Tenant from the contractor, any sub-contractors and any professional consultants having a design responsibility in connection with rebuilding, repairing or reinstatement, such deeds to be in a form approved by the Tenant (such approval not to be unreasonably withheld or delayed).

30.9	Where reinstatement of damage by Insured Risks is prevented

30.9.1	If, for any reason whatsoever, the Landlord is prevented from reinstating or rebuilding the Premises, Conduits or the Building following damage or destruction by an Insured Risk, (the Landlord having used all reasonable endeavours to obtain all planning permissions, approvals and consents necessary for such purpose and having used all reasonable endeavours to obtain as soon as practicable any necessary labour and materials), and the Landlord is prevented from completing the said reinstating or rebuilding within a period of five (5) years after the date of the damage or destruction, either party shall if the Premises, Conduits or the Building have not been so reinstated or rebuilt so that the Premises are again rendered fit for use and occupation and accessible and with adequate Conduits for die passage of Utilities be entitled at any time after the expiry of such five (5) years, to determine this Lease immediately by giving written notice to the other if the Building has not been so reinstated but such determination shall be without prejudice to any claim which either party may have against the other.

30.9.2	Where the Landlord has effected insurance to cover the Tenant’s fitting out works and monies are received by the Landlord in respect of such fitting out works the Landlord shall reimburse the Tenant save to the extent that such fitting out works include substitutions of Landlord’s fixtures and fittings.

30.10	Payment of insurance money refused

If payment of any insurance money is refused as a result of some act or default of the Tenant, any undertenant or occupier of any part of the Premises or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them, the Tenant shall pay to the Landlord, on written demand, the amount so refused with interest on that amount at the Base Rate from and including the date of such written demand to the date of payment by the Tenant Provided Always that if there is any dispute as to whether the insurance money should properly be refused as a result of such an act or default aforesaid then the Landlord shall at the request and cost of the Tenant take such action in respect of such dispute as the Tenant shall require and shall account to the Tenant for all monies or other benefits received as a result of such action.

30.11	Excess

If the Landlord acting reasonably accepts an obligation imposed by an insurer to bear part of its own insured loss (commonly called an “excess”) the Tenant shall pay to the Landlord within ten (10) Working Days of written demand a fair and reasonable proportion of the excess.

30.12	Suspension of rent payments in the case or damage by Uninsured Risks

If the Premises or the Building or the Conduits or any part of them shall be damaged or destroyed by any of the Uninsured Risks so as to render the Premises or any part of them unfit for use and occupation and/or inaccessible and/or without Utilities the Principal Rent shall continue to be payable in accordance with the terms of this Lease from the date such damage or destruction occurs up to but not beyond the date when the amount of such Principal Rent paid during such period equals the Uninsured Risk Limit or one quarter of the Uninsured Risk Limit (as the case may be) and thereafter the Principal Rent, or a fair proportion of it according to the nature and extent of the damage sustained, shall not be payable from the date the Uninsured Risk Limit or one quarter of the Uninsured Risk Limit (as the case may be) is reached until the Premises or the Building or the Conduits or the relevant part damaged or destroyed shall be reinstated so that the Premises are again rendered fit for use and occupation and accessible and with adequate Conduits for the passage of Utilities. Any dispute regarding the suspension of payment of the Principal Rent or the Service Charge shall be referred to a single arbitrator to be appointed, in default of agreement, upon the application of either party, by the President in accordance with the Arbitration Act 1996. Monies paid by the Tenant relating to the period after the date of the damage or destruction shall be repaid to the Tenant as soon as reasonably practicable or an appropriate allowance shall be made in respect of the rent free period at the commencement of the Term.

30.13	Where reinstatement of damage by Uninsured Risks is prevented

If, for any reason whatsoever, the Landlord is prevented from reinstating or rebuilding the Premises, Conduits or the Building following damage or destruction by an Uninsured Risk, the Landlord having used all reasonable endeavours to obtain all planning permissions, approvals and consents necessary for such purpose and having used all reasonable endeavours to obtain as soon as practicable any necessary labour and materials, and the Landlord is prevented from completing the said reinstating or rebuilding within a period of five (5) years after the date of the damage or destruction, either party shall if the Premises, Conduits or Building have not been so reinstated or rebuilt so that the Premises are again rendered fit for use and occupation and accessible and with adequate Conduits for passage of Utilities be entitled at any time after the expiry of such five (5) years, to determine this Lease immediately by giving written notice to the other if the Building has not been so reinstated but such determination shall be without prejudice to any claim which either party may have against the other.

30.14	Suspension of rent payments in the case of damage by Insured Risks

If the Premises or the Building or Conduits or any part of them shall be damaged or destroyed by any of the Insured Risks so as to render the Premises or any part of them unfit for use and occupation and/or inaccessible and/or without Utilities, the Principal Rent, or a fair proportion of them according to the nature and extent of the damage sustained, shall not be payable until the relevant part of the Building or the Premises or the part of the Premises or Conduits damaged or destroyed shall be reinstated so that the Premises are again rendered fit for use and occupation and accessible and with adequate Conduits for the passage of Utilities or until the expiration of the loss of rent insurance (being no less than 5 years) (whichever is the earlier). Such suspension of rent shall be conditional upon the insurance not having been vitiated or payment of the policy moneys refused wholly or partly as a result of some act or default of the Tenant, any undertenant or lawful occupier of any part of the Premises or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them or where the policy has been so vitiated or policies monies so refused the Tenant having paid the sums due under clause 30.10. Any dispute regarding the suspension of payment of the Principal Rent or the Service Charge shall be referred to a single arbitrator to be appointed, in default of agreement, upon the application of either party, by the President in accordance with the Arbitration Act 1996. Monies paid by the Tenant relating to the period after the date of the damage or destruction shall be repaid to the Tenant as soon as reasonably practicable or an appropriate allowance shall be made in respect of the rent free period at the commencement of the Term.

30.15	Benefit of other insurances

If the Tenant shall become entitled to the benefit of any insurance covering any part of the Premises which is not effected or maintained in pursuance of the obligations contained in this Lease, the Tenant shall apply any money received from such insurance (in so far as it extends) in making good the loss or damage in respect of which it shall have been received.

30.16	Insurance becoming void

The Tenant shall not do, or omit to do:-

30.16.1	anything which could cause any policy of insurance covering the Premises or the Building to become wholly or partly void or voidable; or

30.16.2	anything whereby any abnormal or loaded premium may become payable in respect of the policy, unless the Tenant has previously notified the Landlord and agreed to pay the increased premium and, in any event, the Tenant shall pay to the Landlord within fourteen (14) Working Days of written demand all reasonable and proper expenses incurred by the Landlord in renewing any such policy.

30.17	Requirements of insurers

The Tenant shall, at all times, comply with any requirements and reasonable and proper recommendations of the insurers of the Building so far as the same are notified to the Tenant in writing.

30.18	Notice and/or election by Tenant

30.18.1	The Tenant shall give notice to the Landlord as soon as reasonably practical on the happening of any event or thing which might affect any insurance policy relating to the Premises or the Building.

30.18.2	If any or all of the Insured Risks are not insurable in the London insurance market at reasonable cost so that they are not Insured Risks from time to time the Tenant may notify the Landlord in writing that the Tenant elects to pay for the cost in respect of insurance of such risk over and above the reasonable cost and the Landlord shall on receipt of such monies insure the relevant risk(s) so that the same are Insured Risks.

30.19	Damage by Insured and Uninsured Risks

Where damage or destruction is caused by such risk or risks so that it is in part caused by an Insured Risks and in part caused by an Uninsured Risk the relevant sub-clauses in this clause 30 shall apply proportionately to the extent that the total damage or destruction bears to the proportion of insurance monies that are irrecoverable by virtue of such exclusion excesses limitations terms and conditions contained in the insurance policy.

SECTION 9

DEFAULT OF TENANT AND RIGHTS OF RE-ENTRY

31.	DEFAULT OF TENANT

31.1	Re-entry

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, on or at any time after the happening of any of the events mentioned in clause 31.2, the Landlord may re-enter the Premises or any part of them in the name of the whole, and the Term shall then end, but without prejudice to any claim which either party may have against the other.

31.2	Events of default

The events referred to in clause 31.1 are the following:-

31.2.1	if the Principal Rent or any part of it shall be unpaid for fifteen (15) Working Days after becoming payable (whether formally demanded or not); or

31.2.2	if any of the covenants by the Tenant contained in this Lease shall not be performed and observed; or

31.2.3	if the Tenant, for the time being, (being a body corporate):-

(a)	calls, or a nominee on its behalf calls, a meeting of any of its creditors; or makes an application to the Court under Section 425 of the Companies Act 1985; or submits to any of its creditors a proposal under Part I of the Insolvency Act 1986; or enters into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (under Part I of the Insolvency Act 1986); or

(b)	has an administrative receiver or a receiver or a receiver and manager appointed in respect of all or substantially all of the Tenant’s property or assets; or

(c)	resolves or the directors or shareholders resolve to present a petition for an administration order in respect of the Tenant (as the case may be); or an administrator is appointed in respect of the Tenant; or

(d)	has a winding-up petition or petition for an administration order presented against it which petition is not discharged within twenty (20) Working Days; or passes a winding-up resolution (other than a voluntary winding-up whilst solvent for the purposes of an amalgamation or reconstruction); or calls a meeting of its creditors for the purposes of considering a resolution that it be wound-up voluntarily (otherwise than for the purpose of a solvent reconstruction or amalgamation); or resolves to present its own winding-up petition; or is wound-up (whether in England or elsewhere) (otherwise than for the purpose of a solvent reconstruction or amalgamation); or has a liquidator or provisional liquidator appointed; or

(e)	shall cease for any reason to maintain its corporate existence; or is struck off the register of companies; or

31.2.4

if the Tenant, for the time being, (being an individual, or if more than one individual, then any one of them) makes an application to the Court for an interim order under Part VIII of the Insolvency Act 1986; or convenes a meeting of, or enters into any arrangement, scheme, compromise, moratorium or composition with, any of his creditors (under Part VIII of the Insolvency Act 1986); or has a bankruptcy petition presented against him or is adjudged bankrupt (whether in England or elsewhere); or has a receiver appointed in respect of the Tenant’s property or assets or any part; or

31.2.5	if analogous proceedings or events to those referred to in this clause shall be instituted or occur in relation to the Tenant, for the time being, elsewhere than in the United Kingdom; or

31.2.6	if the Tenant, for the time being, suffers any distress or execution to be levied on goods within the Premises which is not discharged in full within twenty one (21) days after the levy has been made; or becomes unable to pay its debts as and when they fall due.

SECTION 10

MISCELLANEOUS

32.	QUIET ENJOYMENT

The Landlord covenants with the Tenant that the Tenant, paying the Rents and performing and observing the covenants on the part of the Tenant contained in this Lease, shall and may peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming through, under, or in trust for it or title paramount.

33.	EXCLUSION OF IMPLIED COVENANTS BY LANDLORD

Any covenants on the part of the Landlord which would otherwise be implied by law are hereby expressly excluded.

34.	RELETTING NOTICES

Provided that the parties are not in bona fide negotiations for a new lease, the Tenant shall permit the Landlord, at all reasonable times during the last six (6) months of the Term, to enter the Premises and affix and retain, without interference, on any suitable parts of them (but not so as materially to affect the access of light or air to the Premises) notices for reletting them and the Tenant shall not remove or obscure such notices and shall permit all persons with the written authority of the Landlord to view the Premises at all reasonable hours in the daytime, upon prior appointment having been made and in accordance with its obligations contained in clause 3.9.

35.	DISCLOSURE OF INFORMATION

Upon making any application or request in connection with the Premises or this Lease, the Tenant shall disclose to the Landlord such reasonable information as the Landlord may reasonably require and, whenever the Landlord shall reasonably request, the Tenant shall supply full particulars of all occupations and derivative interests in the Premises, however remote or inferior.

36.	INDEMNITY

The Tenant shall keep the Landlord fully indemnified from and against all actions, proceedings and reasonable and proper claims, demands, losses, costs, expenses, damages and liability arising out of any breach of any covenant by the Tenant or any persons in the Premises expressly or impliedly with the Tenant’s authority contained in this Lease Provided that the Landlord shall use reasonable endeavours to mitigate such losses.

37.	REPRESENTATIONS

The Tenant acknowledges that this Lease has not been entered into in reliance, wholly or partly, on any statement or representation made by, or on behalf of, the Landlord, except any such statement or representation that is expressly set out in this Lease or in replies to written enquiries made by the Landlord prior to the date of this Lease.

38.	EFFECT OF WAIVER

Each covenant by the Tenant shall remain in full force even though the Landlord may have waived or released it temporarily or waived or released (temporarily or permanently, revocably or irrevocably) a similar covenant affecting other property belonging to the Landlord.

39.	NOTICES

39.1	Notices to Tenant (or any Guarantor)

Any demand or notice required to be made, given to, or served on, the Tenant or the Guarantor (if any) under this Lease shall be duly and validly made, given or served if addressed to the Tenant or the Guarantor respectively (and, if there shall be more than one of them, then any one of them) and delivered personally, or sent by pre-paid registered or recorded delivery mail, or sent by fax addressed (in the case of a company) to its registered office, or (whether a company or individual) its last known address, or (in the case of a notice to the Tenant) the Premises.

39.2	Notices to Landlord

Any notice required to be given to, or served on, the Landlord shall be duly and validly given or served if sent by pre-paid registered or recorded delivery mail, or sent by fax addressed to the Landlord at its registered office.

40.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

40.1	Submission to English Courts

This Lease is governed by English law. The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

40.2	Waiver to objection to forum

Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agree not to claims that the courts of England are not a convenient or appropriate forum.

40.3	Service of Proceedings

Process by which any Proceedings are begun in England may be served on any party to this Agreement to be served by being delivered to the address for such party set out in clause 39 or such other address in England and Wales that each party shall have notified to the others in writing. Nothing contained in this clause affects the right to serve process in another manner permitted by law.

41.	NEW TENANCY

This Lease constitutes a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

42.	INVALIDITY OF CERTAIN PROVISIONS

If any term of this Lease or the application of it to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this Lease or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

43.	THE CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Any person who is not a party to this Lease shall have no rights under The Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

44.	GUARANTOR COVENANTS

The Guarantor in consideration of this Lease having been granted at its request covenants with the Landlord in the terms set out in Schedule 4.

45.	LANDLORD RELEASE UNDER LANDLORD AND TENANT (COVENANTS) ACT 1995

The Tenant covenants not to object unreasonably to the Landlord being released from its obligations under this Lease as requested in any notice served on the Tenant under section 8 of the Landlord and Tenant (Covenants) Act 1995.

46.	LANDLORD’S GUARANTOR

46.1	Guarantee

Only for so long as the Landlord’s Guarantor remains the beneficial owner of the Building, if the Landlord in any respect fails to perform its obligations under this Lease dand/or commits any breach of its obligations under this Lease the Landlord’s Guarantor will as a primary obligation perform or procure such obligations and/or remedy or procure the remedy of any such breaches.

46.2	Guarantee not affected by the Variations

The Landlord’s Guarantor shall not be discharged or released from this guarantee by any variation of this Lease or concession made between the Landlord and Tenant or by any alteration in the obligations undertaken by the Landlord or by any forbearance whether as to payment time performance or otherwise.

46.3	Release

On the earlier of the date the Landlord (here meaning Burford (Berkeley) Nominee 1 Limited and Burford (Berkeley) Nominee 2 Limited) sells its interest in the reversion expectant on the Term or the date the Landlord’s Guarantor assigns sells or otherwise disposes of its beneficial interest in the Property the provisions of this clause 46 shall cease to have any effect (without prejudice to any rights either party may have in respect of antecedent breaches) and the Tenant shall, if reasonably required by the Landlord at the Landlord’s cost, enter into such documents evidencing such release.

47.	LANDLORDS COVENANTS WITH THE GUARANTOR

Notwithstanding the provisions of clause 44:

47.1	The Landlord covenants with the Guarantor (in this clause 47 meaning Lazard LLC only whether standing as a surety pursuant to clause 44 or clause 21.3.2) to observe and perform the provisions of this clause 47 but so that the rights and/or remedies of the Guarantor in respect of any breach of these covenants are limited and extend only to a right to claim damages and not to any other right or remedy and so that no breach of these covenants is to waive or discharge any of the Guarantor’s obligations to the Landlord under clause 44.

47.2	If the Tenant fails to comply with any of the covenants or obligations imposed on him by this Lease other than the payment of the Principal Rent the Landlord must serve a notice on the Tenant and the Guarantor specifying the failure (“a Preliminary Notice”). A Preliminary Notice when served on the Tenant may but need not be accompanied by a notice served pursuant to the Law of Property Act 1925 Section 146.

47.3	If:-

47.3.1	the Tenant fails to remedy a failure specified in a Preliminary Notice within twenty (20) Working Days of the service of that Preliminary Notice; and/or

47.3.2	the Tenant fails to pay the whole or any part of the Principal Rent whether or not any formal demand has been made for a period of twenty (20) Working Days after it has become due the Landlord must serve a notice on the Tenant and the Guarantor described as a breach notice given pursuant to this Lease and specify the failure that has not been remedied and/or the amount which has not been paid (“a Breach Notice”).

47.4	The Landlord must not commence any proceedings or make any claim against the Guarantor arising out of this Lease except where the failure that has not been remedied and/or the amount that has not been paid has been specified in a properly formulated and properly given Breach Notice.

48.	INTERBUILDING DEED

48.1	Tenant to comply

Save as referred to in clause 48.2, the Tenant shall at all times during the term perform and observe the Landlord’s covenants in the Interbuilding Deed so far as they relate to the Building.

48.2	Insurance

The Landlord shall comply with its obligations contained in paragraph 14 of Schedule 5 of the Interbuilding Deed.

IN WITNESS which this Deed has been executed by the parties and is intended to be and is hereby delivered on the date first written above.

IN WITNESS whereof this deed has been executed by the Present Tenant and is intended to be and is hereby delivered on the date first above written.

Executed as a Deed by	)

BURFORD (STRATTON) NOMINEE 1 LIMITED	)
in the presence of:-)

Julian Gleek, Director

Teresa White, Company Secretary

Executed as a Deed by	)

BURFORD (STRATTON) NOMINEE 2 LIMITED	)
in the presence of:-)

Julian Gleek, Director

Teresa White, Company Secretary

Executed as a Deed by	)

BURFORD (STRATTON) LIMITED	)
in the presence of:-)

Julian Gleek, Director

Teresa White, Company Secretary